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                                                                  Exhibit (a)(9)

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                            MEDIA CONTACT:


                          SPRINT EXTENDS TENDER OFFER
                FOR 1,250,000 SHARES OF EARTHLINK NETWORK, INC.

     KANSAS CITY, Mo. March 20, 1998 -- Sprint announced today that it is extending its $45 per share cash tender offer for 1,250,000 shares of common stock of EarthLink Network, Inc. (NASDAQ: ELNK). The offer, which commenced on Feb. 18, 1998, and was scheduled to expire on March 20, 1998, has been extended through 6 p.m., New York City time, on June 1, 1998. As of midnight, on Thursday, March 19, 1998, 409,202 shares of EarthLink's outstanding common stock had been tendered under the terms of the offer. The 409,202 shares tendered represent approximately 3.6 percent of EarthLink's outstanding common stock. All of the conditions set forth in Section 14 of the Offer to Purchase must be satisfied or waived prior to the Expiration Date and before the Offer and the other transactions contemplated by the Investment Agreement among Sprint, EarthLink and the other parties thereto can be consummated.

     A proxy statement relating to a special meeting of EarthLink's stockholders to be held to obtain approval of various matters in connection with the tender offer is expected to be filed by EarthLink in the near future with the Securities and Exchange Commission. The proxy statement will be combined with a prospectus that will form Part I of an S-4 Registration Statement to be filed by Dolphin, Inc. ("Newco"), a corporation formed by EarthLink to create a holding company structure and facilitate the economic efficiency of the strategic relationship with Sprint. Immediately following the consummation of the tender offer, Dolphin Sub, Inc. ("Newco Sub"), a newly-formed, wholly-owned subsidiary of Newco, will merge into EarthLink and all of EarthLink's outstanding shares of common stock will be converted into an equal number of shares of common stock of Newco ("Newco Common Stock"). The combined proxy statement/prospectus will be mailed to EarthLink stockholders at least 20 business days prior to the date of the special meeting. In view of the time needed to have the S-4 Registration Statement declared effective, and to provide notice of the special meeting thereafter, it may be necessary to extend further the expiration date of the tender offer but not later than June 15, 1998.